EXHIBIT 99.1

Vical Reports First Quarter 2016 Financial Results

ASP0113 Phase 3 Trial Enrollment Over 80% Complete
HSV-2 Data to be presented at June ASM Microbe/ICAAC 2016 Conference

SAN DIEGO, May 09, 2016 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months ended March 31, 2016. Net loss for the first quarter of 2016 was $2.4 million, or $0.03 per share, compared with a net loss of $3.8 million, or $0.04 per share, for the first quarter of 2015. Revenues for the first quarter of 2016 were $4.6 million, compared with revenues of $4.9 million for the first quarter of 2015, reflecting revenues from Astellas Pharma Inc. for manufacturing services performed under our ASP0113 collaborative agreements. ASP0113 is Vical’s therapeutic vaccine designed to prevent cytomegalovirus (CMV) disease and associated complications in transplant recipients.

Vical had cash and investments of $40.3 million at March 31, 2016. The Company’s net cash use for the first quarter of 2016 was $1.7 million, which was consistent with the Company’s guidance for the full year. The Company is projecting net cash burn for 2016 between $8 million and $11 million.

Program updates include:

ASP0113 CMV Vaccine

  The multinational Phase 3 registration trial in 500 hematopoietic cell transplant (HCT) recipients is ongoing and over 80% of the subjects have now been enrolled. Astellas expects enrollment to be completed by the third quarter of 2016, with the top-line data available in the fourth quarter of 2017. The primary endpoint of this trial is a composite of overall mortality and CMV end organ disease. Vical and Astellas have initiated process validation activities for the manufacture of the bulk drug product in anticipation of a potential BLA filing in 2018.

  Enrollment in the multinational Phase 2 trial in kidney transplant recipients was completed in May 2015 and the last subject is expected to complete 1 year of follow up later this month.  The primary endpoint of this trial is the incidence of CMV viremia and the study is powered to show an approximately 50% reduction in CMV viremia at 1 year after transplantation. Astellas expects the top-line trial data to be available in the third quarter of 2016.

HSV-2 Therapeutic Vaccine

  Trial results, including data on multiple endpoints evaluating safety and efficacy, from our recently completed HSV-2 Phase 1/2 trial will be presented in an oral late-breaker presentation at the American Society of Microbiology (ASM) Microbe/ICAAC 2016 conference on June 20, 2016 in Boston, Massachusetts.

VL-2397 Antifungal

  Enrollment is ongoing in Vical’s first-in-human Phase 1 trial of its novel antifungal, VL-2397. The randomized, double-blind, placebo-controlled trial is intended to evaluate safety, tolerability and pharmacokinetics of single and multiple ascending doses of VL-2397 in healthy volunteers. The trial is expected to be complete by the end of 2016. The U.S. Food and Drug Administration has granted Vical Fast Track, qualified infectious disease product (QIDP) and orphan drug designations for VL-2397 for the treatment of invasive aspergillosis. This invasive fungal infection is associated with a high rate of mortality in immunocompromised patients, underscoring the need for new antifungal therapies. Vical is working closely with a core team of expert advisors to design a proof of concept efficacy study for VL-2397 in the treatment of patients with invasive aspergillosis.

Vical will conduct a conference call and webcast today, May 9, at noon Eastern Time, to discuss the Company’s financial results and program updates with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (719) 325-2484 (preferred), or (888) 523-1228 (toll-free), and reference confirmation code 9062407. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 9062407. The call will also be available live and archived through the events page at www.vical.com. For further information, contact Vical’s Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, based on its patented DNA delivery technologies and other therapeutic approaches. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the plans, timing of initiation, enrollment and announcement of data for clinical trials. Risks and uncertainties include whether Vical or others will continue development of ASP0113, Vical’s HSV-2 vaccine, VL-2397 or any other independent or collaborative programs; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether enrollment in on-going trials will continue at current rates; whether Vical or its collaboration partners will be able to obtain regulatory allowances or guidance necessary to proceed with proposed clinical trials or implement anticipated clinical trial designs; whether on-going or planned clinical trials will be initiated or completed on the timelines Vical currently expects, whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; whether Vical will have access to sufficient capital to fund its planned development activities; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended
Statements of Operations	March 31,
(in thousands, except per share amounts)	2016	2015
Revenues:
Contract revenue	$4,088	$4,274
License and royalty revenue	516	670
Total revenues	4,604	4,944
Operating expenses:
Research and development	2,478	3,637
Manufacturing and production	2,846	2,941
General and administrative	1,790	2,223
Total operating expenses	7,114	8,801
Loss from operations	(2,510)	(3,857)
Net investment and other income	87	36
Net loss	$(2,423)	$(3,821)
Basic and diluted net loss per share	$(0.03)	$(0.04)
Weighted average shares used in computing
basic and diluted net loss per share	92,166	90,870

Balance Sheets	March 31,	December 31,
(in thousands)	2016	2015
Assets:
Cash, cash equivalents, and marketable
securities, including restricted	$38,111	$39,954
Other current assets	4,161	4,544
Total current assets	42,272	44,498
Long-term investments	2,182	2,052
Property and equipment, net	1,681	1,873
Other assets	1,093	1,491
Total assets	$47,228	$49,914

Liabilities and stockholders' equity:
Current liabilities	$3,628	$4,162
Long-term liabilities	225	359
Stockholders' equity	43,375	45,393
Total liabilities and stockholders' equity	$47,228	$49,914

Andrew Hopkins
(858) 646-1127
Website: www.vical.com

Anthony Ramos
Vice President and Chief Accounting Officer